European Bank for Reconstruction and Development DSTRBRPT

Exhibit (d)(iv)

EU MiFID II product governance / Professional investors and ECPs target market only:

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “EU MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to EU MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of EU MiFID II. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of EU MiFID II.

UK MiFIR product governance / Professional investors and ECPs target market only:

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, (“UK MiFIR”) only; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

The Issuer does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

Pricing Supplement

12 November 2024

European Bank for Reconstruction and Development

TRY 27,500,000,000 Zero Coupon Callable Notes due 11 July 2036 (the “Notes”) (to be
consolidated and form a single series with the Issuer’s TRY 5,000,000,000 Zero
Coupon Callable Notes due 11 July 2036 issued on 11 July 2024, the Issuer’s TRY
2,000,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 28 August
2024, the Issuer’s TRY 15,500,000,000 Zero Coupon Callable Notes due 11 July 2036
issued on 24 September 2024, the Issuer’s TRY 7,500,000,000 Zero Coupon Callable
Notes due 11 July 2036 issued on 11 October 2024 and the Issuer’s TRY
10,000,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 4 November
2024)

issued pursuant to the European Bank for Reconstruction and Development
EUR 60,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circulars dated 22 July 2019 and 13 June 2024 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	Turkish Lira (“TRY”), the lawful currency of the Republic of Türkiye, subject to the provisions set out in Annex B hereto
2	Nominal Amount:	TRY 27,500,000,000
3	Type of Note:	Zero Coupon
4	Issue Date:	14 November 2024
5	Issue Price:	7.02 per cent. of the Nominal Amount
6	Maturity Date:	11 July 2036, subject to the Redemption at Issuer’s option provisions below and the provisions set out in Annex B hereto, and subject to the Business Day Convention specified below
7	Fungible with existing Notes:	Yes. The Notes will be consolidated and form a single series with the Issuer’s TRY 5,000,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 11 July 2024, the Issuer’s TRY 2,000,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 28 August 2024, the Issuer’s TRY 15,500,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 24 September 2024, the Issuer’s TRY 7,500,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 11 October 2024 and the Issuer’s TRY 10,000,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 4 November 2024 on the Issue Date

FORM OF THE NOTES
8	Form of Note:		Registered
9	New Global Note:		No
10	Specified Denomination:		TRY 10,000
11	Exchange of Bearer Notes:		Not Applicable
12	(a)	Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable
	(b)	Date(s) on which the Talons mature:	Not Applicable
13	(a)	Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary
	(b)	Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances described on page 42 of the Offering Circular
PROVISIONS RELATING TO INITIAL PAYMENT
14	Partly Paid Notes:		No
PROVISIONS RELATING TO INTEREST
15	Interest Commencement Date:		Not Applicable
16	Fixed Rate Notes:		Not Applicable
17	Zero Coupon Notes:
	(a)	Accrual Yield:	25.02 per cent. per annum
	(b)	Reference Price:	6.86 per cent. of the Nominal Amount
	(c)	Other formula or basis for determining Amortised Face Amount:	Not Applicable
	(d)	Business Day Convention:	Following Business Day
	(e)	Day Count Fraction in relation to Early Redemption Amounts and late payment:	Conditions 5(d)(iii) and 5(h) apply

18	Floating Rate Notes and Indexed Notes:	Not Applicable
PROVISIONS REGARDING PAYMENTS/DELIVERIES
19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies subject to the provisions set out in Annex B hereto, and, for the avoidance of doubt, Istanbul shall be the principal financial centre, and London and New York City shall be additional business centres
20	Dual Currency Notes:	Not Applicable
21	Physically Settled Notes:	Not Applicable
PROVISIONS REGARDING REDEMPTION/MATURITY
22	(a) Redemption at Issuer’s option:

Yes.

The Issuer has the right to redeem the Notes (in whole but not in part) on an Optional Redemption Date (as defined below) at the Optional Redemption Amount (as defined below) by giving notice to the Agent of such redemption not less than five (5) Business Days (as defined below) prior to the relevant Optional Redemption Date.

The Agent shall give notice of such redemption to the holders of the Notes as soon as practicable, but in any event not later than two (2) Business Days thereafter in accordance with Condition 5(b) (except that the timing of such notice as referred to therein shall be amended as set out above).

Where:

“Business Day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Istanbul, London and New York City.

“Optional Redemption Date” means each date, set out in Annex A hereto in the column entitled ‘Optional Redemption Date’, subject to adjustment in accordance with the Following Business Day Convention.

“Optional Redemption Amount” means in respect of each Note the Specified Denomination multiplied by the percentage, as set out in Annex A hereto, in the column entitled ‘Redemption Price’, corresponding to the relevant Optional Redemption Date.

	(b) Redemption at Noteholder’s option:	No
23	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100 per cent. per Specified Denomination, subject to the Redemption at Issuer’s option provisions above and the provisions set out in Annex B hereto
	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable
24	Instalment Note:	Not Applicable
25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in Annex B hereto
DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS
26	Method of distribution:	Non-syndicated
27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of the Dealer:	Goldman Sachs International Plumtree Court 25 Shoe Lane London EC4A 4AU United Kingdom
28	Date of Syndication Agreement:	Not Applicable
29	Stabilising Manager(s):	Not Applicable

30	Additional selling restrictions:

The Republic of Türkiye:

The Dealer acknowledges that the offering of the Notes is not approved by the Capital Markets Board (“CMB”) under the Capital Markets Law (No. 6362) (“CML”) and the Communiqué regarding Foreign Securities, Depository Receipts and Foreign Investment Funds Shares (Serial VII No: 128.4). Therefore, no transaction that may be deemed as offering, marketing or sale of the Notes (or beneficial interests therein) in the Republic of Türkiye by way of private placement or public offering may be engaged in. Accordingly, the Dealer has represented and agreed that it has not and will not offer or sell the Notes to investors residing in the Republic of Türkiye without applying to the CMB and, in the case of a public offering, without issuing a prospectus and an offering circular approved by the CMB, except pursuant to an exemption from the prospectus and application requirements of or otherwise in compliance with the CML and any other applicable laws or regulations of the Republic of Türkiye. In addition, the Dealer represents and agrees that it has not sold or caused to be sold and will not sell or cause to be sold outside the Republic of Türkiye the Notes (or beneficial interests therein) to residents of the Republic of Türkiye, unless such sale is authorised pursuant to Article 15(d)(ii) of Decree 32 (as amended from time to time) and the CMB regulations.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Euroclear and Clearstream, Luxembourg only
32	Intended to be held in a manner which would allow Eurosystem eligibility:	No
33	Common Code:	285870402
	ISIN Code:	XS2858704021
	CUSIP Number:	Not Applicable
34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the Luxembourg Stock Exchange and to be admitted to trading on the Regulated Market of the Luxembourg Stock Exchange.

35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not Applicable
36	Additional Information:	The provisions set out in Annex A and B shall apply to the Terms and Conditions in accordance herewith
37	Total Commissions:	Not Applicable

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the Regulated Market of the Luxembourg Stock Exchange of the Notes described herein pursuant to the Euro 60,000,000,000 Global Medium Term Note Programme of the European Bank for Reconstruction and Development as from 14 November 2024, or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the headings “EU MiFID II product governance / Professional investors and ECPs target market only” and “UK MiFIR product governance / Professional investors and ECPs only target market”.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Aziz Jurayev
Authorised signatory

PART B – OTHER INFORMATION

1	LISTING

Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the Regulated Market of the Luxembourg Stock Exchange and listed on the Official List of the Luxembourg Stock Exchange with effect from 14 November 2024 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on or prior to such date, or, if obtained, that it will be maintained.

The Notes will be consolidated and form a single series with the Issuer’s TRY 5,000,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 11 July 2024, the Issuer’s TRY 2,000,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 28 August 2024, the Issuer’s TRY 15,500,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 24 September 2024, the Issuer’s TRY 7,500,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 11 October 2024 and the Issuer’s TRY 10,000,000,000 Zero Coupon Callable Notes due 11 July 2036 issued on 4 November 2024 which are admitted to trading on the Regulated Market of the Luxembourg Stock Exchange.

2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.
3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save as discussed in “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
	(i) Reasons for the offer:	The net proceeds of the issue of the Notes (which are expected to be TRY 1,930,500,000 but for the avoidance of doubt are payable in USD in the amount of USD 56,337,000.61) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.
	(ii) Estimated net proceeds:	TRY 1,930,500,000, which for the avoidance of doubt, will be paid in USD in the amount of USD 56,337,000.61.
	(iii) Estimated total expenses:	£6,000
5	YIELD	25.60 per cent. per annum As set out above, the yield is calculated at the Issue Date on the basis of the relevant Issue Price. It is not an indication of future yield.
6	HISTORIC INTEREST RATES	Not Applicable
7	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING	Not Applicable
8	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT	Not Applicable

Annex A

Optional Redemption Schedule

Optional Redemption Date	Redemption Price
11 July 2025	9.81
11 July 2026	12.12
11 July 2027	14.96
11 July 2028	18.48
11 July 2029	22.82
11 July 2030	28.18
11 July 2031	34.81
11 July 2032	42.99
11 July 2033	53.09
11 July 2034	65.56
11 July 2035	80.97

Annex B

Settlement Disruption Event and Fallback Provisions

All payments in respect of the Notes will be made in TRY, subject to the occurrence of a Settlement Disruption Event that results in any payment being made on the Postponed Maturity Date or the Postponed Early Redemption Date and will in all cases be subject to any fiscal or other laws applicable thereto.

If the Calculation Agent determines (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred and is subsisting during a Determination Period:

A.	The Calculation Agent shall notify the Issuer and the Agent of its determination promptly after making such determination (but in no event later than 11:00 a.m. London time one Business Day after the last day of the relevant Determination Period) whereupon the Agent shall promptly thereafter (but in no event later than one Business Day after receipt of the notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes), and

B.	Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two Business Days after the day on which the Issuer is notified by the Calculation Agent that a Settlement Disruption Event no longer subsists (in accordance with the paragraph below) and (ii) the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If a Settlement Disruption Event no longer subsists on or before 5:00 p.m. London time on the fourth Business Day preceding the Postponed Maturity Date, or the Postponed Early Redemption Date (as the case may be), the Calculation Agent shall notify the Issuer and the Agent thereof promptly on or after the Business Day on which such Settlement Disruption Event no longer subsists (but in no event later than one Business Day thereafter) whereupon the Agent shall promptly thereafter (but in no event later than one Business Day after receipt of the aforementioned notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes).

If any amount is to be paid on the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be), regardless of whether a Settlement Disruption Event is still subsisting at such time, payment shall be made in United States Dollars (“USD”) and shall be calculated by the Calculation Agent (and promptly notified to the Agent and the Issuer (but in no event later than two Business Days before the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be)) in an amount per Specified Denomination which shall be produced by the following provisions, such amount to be rounded to the nearest whole cent (with USD 0.005 being rounded upwards):

Relevant TRY Amount ÷ Reference Rate

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted, if appropriate, in accordance with the Following Business Day Convention) to the Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

Following a determination by the Calculation Agent (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred during a Determination Period and that it subsists at 5:00 p.m. London time on the fourth Business Day preceding the Postponed Maturity Date, or the Postponed Early Redemption Date (as the case may be), any amount payable shall be made in USD in accordance with the provisions set out above.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction (or transactions) for the sale of the Reference TRY Amount and the purchase of USD at or about 11.00 a.m. London time on the day falling two Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter;

“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City and Istanbul;

“Calculation Agent” means Goldman Sachs International in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 3 November 2006 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to Goldman Sachs International as Calculation Agent in respect of the Notes;

“Determination Period” means (i) in relation to the Maturity Date, the period which falls between ten and three Business Days (inclusive) preceding the Maturity Date, as adjusted in accordance with the Following Business Day Convention; and (ii) in relation to any Early Redemption Date, the period which falls between ten and three Business Days (inclusive) preceding any Early Redemption Date, as adjusted in accordance with the Following Business Day Convention, as the case may be;

“Postponed Early Redemption Date” means the tenth Business Day following the originally scheduled Early Redemption Date (if any);

“Postponed Maturity Date” means the tenth Business Day following the originally scheduled Maturity Date;

“Reference Dealers” means leading dealers, banks or banking corporations, which regularly deal in the USD/TRY exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Rate” means the lowest of such firm quotes (expressed in TRY per one USD) as the Calculation Agent is able to obtain from five Reference Dealers at or about 11.00 a.m. London time for the sale of the Reference TRY Amount and the purchase of USD on the day falling two Business Days prior to the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter, as calculated by the Calculation Agent (the “Dealer Poll”). If at least three Reference Dealers provide such firm quotes, the lowest of such quotes shall be the Reference Rate. If two or one Reference Dealers provide such a firm quote, the Reference Rate shall be the lower of the two quotes provided, or if one quote is provided, such quote. Notwithstanding the foregoing, if two or one Reference Dealers provide a firm quote, the Calculation Agent (in consultation with the Issuer), may disregard the result of such Dealer Poll and execute a transaction (or transactions) for the sale of the Reference TRY Amount at or about 11.00 a.m. London time at the Best Execution Rate, following which such Best Execution Rate shall be the Reference Rate.

If (i) no Reference Dealer provides a firm quote pursuant to the Dealer Poll, or (ii) in the event that (a) two or one Reference Dealer quotes are obtained, (b) the Calculation Agent (in consultation with the Issuer) elects to disregard the result of the Dealer Poll and (c) the Calculation Agent is unable to obtain a Best Execution Rate, then in each case, the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated to be zero;

“Reference TRY Amount” means an amount that is no greater than the Relevant TRY Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination;

“Relevant TRY Amount” means the TRY amount per Specified Denomination which would have been payable on the relevant date if a Settlement Disruption Event had not occurred; and

“Settlement Disruption Event” means any of the events specified under (i) and (ii) below, as determined by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner:

(i)	the imposition of laws or regulations by the relevant central banking authority or other legislative, governmental or regulatory authority of Republic of Türkiye which: (a) require non-residents of Republic of Türkiye to obtain permission from such central banking authority or other authority to obtain TRY, or (b) otherwise restrict a non-resident’s ability to obtain TRY, or (c) otherwise regulate the purchase or holding of TRY such that costs are imposed in obtaining TRY which would not be imposed in the absence of such regulations, or (d) has the direct or indirect effect of hindering, limiting or restricting the transfer of TRY from the Republic of Türkiye to recipients resident in another country;

(ii)	Euroclear and/or Clearstream, Luxembourg suspend or cease acceptance of TRY as a settlement currency.